Exhibit 10.30

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

    WHEREAS, iHeartMedia Management Services, Inc. (“Company”) and Paul M. McNicol (“Employee”) entered into an Employment Agreement effective July 11, 2016, and a First Amendment effective May 1, 2019 “(collectively, the (“Agreement”);

    WHEREAS, the parties desire to amend the above-referenced Agreement;

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Second Amendment to Employment Agreement (“Second Amendment”).

1.This Second Amendment is effective upon complete execution by the parties.

2.Section 1 (Term of Employment) of the Agreement is deleted in its entirety and replaced as follows, and all references in the Employment Agreement to Renewal or Non-Renewal are hereby deleted:
This Agreement commences on July 11, 2016, and ends on December 31, 2021, unless otherwise terminated in accordance with the provisions herein (the “Employment Period”). Provided, however, that commencing on January 1, 2022, the Employment Period shall be extended for one additional year (the “Option Period”) if no later than October 1, 2021, Company shall have given written notice to Employee that Company elects, in its sole discretion, to extend this Agreement for such additional one-year period. The term “Employment Period” as utilized in this Agreement, shall refer to the Employment Period as so extended, if applicable. All terms and conditions of this Agreement shall remain the same during any Option Period.
    In the event Company chooses not to exercise the Option Period, Employee shall be placed in a consulting capacity in accordance with the terms of Section 11 of the Employment Agreement, through December 31, 2022.

3.Effective January 1, 2021, Section 2(a) (Title and Duties) of the Agreement is deleted in its entirety and replaced as follows:

(a)Title and Duties. Employee’s title is Executive Vice-President and Advisor to the General Counsel, CEO and President, COO and CFO of the Company. Employee will perform job duties as determined by the CEO and in support of the General Counsel.
4.Effective January 1, 2021, Section 3(a) (Base Salary) of the Agreement is amended to reduce Employee’s Base Salary to Five Hundred Thousand Dollars ($500,000.00).
5.Effective January 1, 2021, Section 3(c) (Annual Bonus) of the Agreement is amended to add the following sentence to the end of the paragraph:
Eligibility for any Annual Bonus shall be determined at the discretion of Company’s CEO.
6.Section 3(d) (Long Term Incentive) of the Agreement is amended to add the following to the end of the paragraph:
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In the event Employee is placed in a consulting status due to Company choosing not to exercise the Option Period as outlined in Section 1, such transition by Company to consulting shall be considered a Qualifying Termination pursuant to the terms of any applicable grant agreements and equity plan(s) Employee received, and all equity awards shall be controlled by the terms of the applicable grant agreements and equity plan(s).

7.This Second Amendment represents the complete and total understanding of the parties with respect to the content thereof, and cannot be modified or altered except if done so in writing, and executed by all parties. All other provisions of the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective as set forth in Section 1 above.

EMPLOYEE:

/s/ Paul M. McNicol             Date: 12/22/2020
Paul M. McNicol

COMPANY:

/s/ Richard. J. Bressler             Date: 12/21/2020
Richard J. Bressler
President, Chief Operating Officer and
Chief Financial Officer

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